Exhibit (j)(iv) under Form N-1A
Exhibit (99) under Item 601/Reg. S-K

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Trustees and Shareholders
Federated Municipal Securities Income Trust:


We consent to the use of our reports dated October 24, 2007, for Federated California Municipal Income Fund, Federated Michigan Intermediate Municipal Trust, Federated New York Municipal Income Fund, Federated North Carolina Municipal Income Fund, Federated Ohio Municipal Income Fund and Federated Pennsylvania Municipal Income Fund, portfolios of Federated Municipal Securities Income Trust, incorporated herein by reference and to the references to our firm under the caption "Financial Highlights" in the prospectuses and "Independent Registered Public Accounting Firm" in the statements of additional information.



/s/ KPMG LLP

Boston, Massachusetts
October 24, 2007